SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549


                                  FORM 8-K



                               CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of
                    the Securities Exchange Act of 1934


    Date of Report (Date of earliest event reported): October 18, 1996
                                                      ----------------

                             COMSAT Corporation
             --------------------------------------------------
             (Exact name of Registrant as specified in Charter)


          District of Columbia           1-4929         52-0781863
         -------------------------    ------------    --------------
          (State or other juris-      (Commission     (IRS Employer
         diction of incorporation)    File Number)    Identification
                                                      Number)


         6560 Rock Spring Drive, Bethesda, MD          20817
         ----------------------------------------     --------
         (Address of principal executive offices)     Zip Code


     Registrant's telephone number, including area code (301) 214-3000


                              Not applicable.
       --------------------------------------------------------------
       (Former name or former address, if changed since last report).

Item 5.  Other Events
---------------------

     Attached to this report as Exhibit 99.1, and incorporated by reference in this item, is a Press Release of the Corporation, distributed on October 18, 1996, announcing third quarter 1996 operating results and announcing the Corporation's intent to divest its interest in Ascent Entertainment Group, Inc. through a sale, spin-off or other transaction.

Item 7.  Financial Statements and Exhibits
------------------------------------------

     (c) Exhibits (listed according to the number assigned in Item 601 of Regulation S-K).

Exhibit No.                           Description
----------                            -----------

   99.1                               Press Release dated October 18, 1996.

                                 SIGNATURES
                                 ----------




     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                 COMSAT Corporation
                                 ------------------




                             By: /s/ Alan G. Korobov
                                 -------------------
                                     Alan G. Korobov
                                     Controller


Date:  October 25, 1996

                               EXHIBIT INDEX



Exhibit No.                           Description
----------                            -----------


   99.1                               Press Release dated October 18, 1996

                             EXHIBIT NO. 99.1

COMSAT CORPORATION NEWS RELEASE


FROM:   COMSAT Corporation
        6560 Rock Spring Drive
        Bethesda, MD 20817
PHONE:  301 214 3442
FAX:    301 214 7130
DATE:   October 18, 1996


For Immediate Release
---------------------



                   COMSAT REPORTS THIRD QUARTER RESULTS

    -- Announces Intent to Divest Ownership in Ascent Entertainment --


     Bethesda, Md. -- COMSAT Corporation today announced third quarter 1996 net income of $5.0 million, or 10 cents per share, on consolidated revenues of $229.8 million which were $25.9 million higher than the same period last year. For the year to date, net income was $20.1 million, or 41 cents per share, on revenues of $707.8 million, an $85.2 million improvement over last year.

        Excluding the impact of a $20-million pre-tax restructuring charge that the company took in the third quarter of 1995, COMSAT's third quarter net income this year was $7.5 million or 15 cents per share higher than the comparable period a year earlier. On the same basis, year-to-date net income was $14.0 million or 30 cents per share lower than the first three quarters of 1995. Included in the third quarter 1996 results were royalties of $7.8 million on a pre-tax basis resulting from a licensing agreement that resolved patent infringement disputes with certain manufacturers of television encryption and decryption equipment.

     COMSAT also announced that it intends to divest its 80-percent ownership interest in Ascent Entertainment Group, Inc., through a sale, spin-off or other transaction. The corporation has engaged Morgan Stanley & Co. Incorporated to act as its financial advisor for the divestiture.

     "Clearly, divestiture is in the best interests of both COMSAT and Ascent," said COMSAT President and Chief Executive Officer Betty C. Alewine. "These two businesses have very different financial profiles and are judged differently by the capital markets. The pressure created on COMSAT's balance sheet by Ascent's need for capital to fund continued growth is constraining our ability to expand our core international telecommunications and ventures businesses."

                                 -- more --

COMSAT and (graphic trademark) are the registered trademark of COMSAT
Corporation.

3RD Quarter 1996 -- Page 2

     "The recent acquisition by Ascent of Spectravision underscores the distinction and our need to restructure the balance sheet," Alewine said. "As a result of the Spectravision transaction, the deconsolidation of On Command Corporation for tax purposes and Ascent's anticipated operating results, COMSAT now expects to report a net operating loss in the fourth quarter."

     A number of factors could cause the corporation's operating results to differ materially from those projected, including, but not limited to, the operating performance of the corporation's business segments, unanticipated costs associated with integration of Spectravision's and On Command Video Corporation's businesses, the timing and method selected to effect the proposed divestiture of the corporation's interest in Ascent and other market conditions.

     "COMSAT's  decision  to divest its  interest  in Ascent  confirms  the company's unequivocal commitment to growing our international telecommunications and ventures businesses," Alewine continued. "We plan to expand those businesses in which we believe our competitive strengths and
the   potential   for   growth   are  the   greatest."

     While expressing dissatisfaction with third quarter earnings, Alewine said she was optimistic about the firm's prospects based on market opportunities and steps the company is taking to improve its position.

     With the exception of its mobile communications business, all of COMSAT's communications businesses reported strong revenue growth in the quarter. The mobile communications business continued to experience competitive pricing pressure. "COMSAT is responding to the competitive challenge by simplifying prices, increasing marketing and promotional activities and improving the quality of its products," said Alewine. "In addition, we expect the introduction of COMSAT's new Planet 1SM service in the fourth quarter after customer testing is completed to increase market demand for portable satellite communications service."

     Alewine expressed continued confidence in the market opportunities for the company's fast-growing international ventures business. With regard to COMSAT RSI, she said: "COMSAT is taking a hard look at its manufacturing operation to find ways to improve margins and to uncover opportunities that should be more fully developed."

     "In  COMSAT  World   Systems,   our  largest   business  of  providing
international satellite communications on the INTELSAT system, the most important priority is to successfully negotiate the restructuring of the intergovernmental organization," said Alewine. "Technology developed by COMSAT Laboratories can be exploited in the future in a more commercially advantageous way than in the past," she added.

                                 -- more --

3rd Quarter 1996 -- Page 3

     In other news, COMSAT received approval this week from the Federal Communications Commission (FCC) for a decrease in its interest coverage ratio to 1.9 to 1.0 and an increase in its short-term debt limit to $325 million. This relief is in effect until the FCC acts on the corporation's 1997 capital plan, which is expected to be submitted to the FCC by April 1997.

     COMSATs Board of Directors declared its 105th regular quarterly dividend of 19.5 cents, payable December 9, 1996 to shareholders of record November 8, 1996.

     A more complete description of COMSATs financial performance during the third quarter and the year to date in 1996 is contained in the attached
financial   highlights.

     Many of the statements in this release are forward-looking and relate to anticipated future operating results. Statements which look forward in time are based on managements current expectations and assumptions, which may be affected by subsequent developments and business conditions, and necessarily involve risks and uncertainties. Therefore, there can be no assurance that actual future results will not differ materially from anticipated results.

     Readers should refer to the Corporations disclosure documents filed with the Securities and Exchange Commission, including the Corporations 1995 Form 10-K and the Form 10-Q for the first and second quarters of 1996, for a more complete discussion of some of the important factors that might affect these trends.

     COMSAT Corporation (NYSE: CQ) is a global provider of communications services and products.

                                   # # #


CONTACT:   Janet Dewar     Vice President, Corporate Affairs  (301) 214-3442
           Allen Flower    Chief Financial Officer            (301) 214-3660

COMSAT Corporation
Page 1 of 5


Financial Highlights
Third Quarter 1996


SUMMARY
-------
Consolidated revenues for the third quarter were $229.8 million which was $25.9 million better than last year. Year-to-date revenues were $707.8 million, a $85.2 million improvement over last year. Included in third quarter revenues were royalties of $7.8 million related to a licensing agreement that resolved patent infringement disputes with certain manufacturers of television encryption and decryption equipment. Net income for the third quarter was $5.0 million ($0.10 per share), $20.7 million higher than for the same period last year. Net income for the first nine months of 1996 was $20.1 million ($0.41 per share), $0.8 million below the comparable period of last year. During the third quarter of 1995 the Corporation took actions to restructure elements of all its business segments and recorded a pre-tax $20.1 million provision.

Telecommunications Businesses
-----------------------------

Revenues for the third quarter were $195.9 million, a 18% increase over the third quarter of 1995. Year-to-date revenues were $555.2 million, a 14% improvement over last year.

     World Systems revenues for the third quarter and year-to-date were $67.1 million and $200.2 million, respectively, 7% and 6% increases over the same periods of last year. This was primarily a result of improvements in VSAT leases, INTELSAT system revenues, IBS traffic and Wide-band Mobile.

     Mobile Communications revenues were $38.4 million in the third quarter, 19% lower than the third quarter of last year. Year-to-date revenues were $120.3 million, 14% lower than last year. The lower revenues in both periods were primarily the result of decreases in both analog telephone and telex revenues, expiration of the AMSC service contract and lower volume in our bulk service contract with IDB. The decline in analog revenues was as a result of continued competitive pressures while digital telephone revenues have improved 33% over last year.

     International Ventures reported revenues of $15.5 million for the third quarter and $39.8 million year-to-date, 61% and 54% higher than last year, respectively. The growth was driven by improvements in the Latin American companies which have exhibited strong growth this year. Year-to-date revenues in Argentina of $20.2 million are 49% higher than the same period last year. Brazils revenues for the first nine months of 1996 of $11.8 million are up over 260% as compared to 1995. In addition, one of our newest companies, COMSAT Venezuela, is showing strong growth after a slow start earlier this year. The following chart shows COMSATs share of revenues and operating income for its international ventures.

                      International Ventures Summary
                      ------------------------------
                   Nine Months Ending September 30, 1996
            ($millions, unaudited proportional operating data)


                                  Revenues             Operating Income (Loss)
                              -----------------        -----------------------
      Ventures                1996         1995           1996         1995
----------------------        -----------------        -----------------------

Americas (1)                  $32.9       $17.3           $4.0         $0.9

Europe (2)                      9.4         8.3           (7.4)        (7.2)

Asia/Pacific (3)                5.4         7.0            0.4         (2.8)
                              -----------------        -----------------------
Existing Venture Total         47.7        32.6           (3.0)        (9.1)

New Ventures (4)                3.1         0.8           (3.3)        (0.8)
                              -----------------        -----------------------
Total                         $50.8       $33.4          ($6.3)       ($9.9)
                              =================        =======================


Note: This information was developed by taking COMSAT's ownership percentage of each Venture multiplied by total venture revenues and operating income/loss.

1.  Americas: Argentina, Bolivia, Brazil and Guatemala."
2.  Europe: BelCom (Russia), Viatel and Turkey (IBS)."
3.  Asia/Pacific: PhilCom.
4.  Includes ventures less than 24 mos. old: Colombia, Venezuela, China, India and Turkey (VSAT)."


     Technology Services revenues for the third quarter were $83.0 million, a 63% improvement over last year. Year-to-date revenues were $215.0 million, 47% better than the same period of 1995. Included in third quarter revenues were royalties of $7.8 million related to a licensing agreement that resolved patent infringement disputes with certain manufacturers of television encryption and decryption equipment. The primary causes for the increase were the consolidation of revenues from JEFA Wireless Systems, purchased in September 1995 to participate in the build-out of the domestic wireless and intelligent transportation markets, improvements from the Commercial Satellite Communications Initiative (CSCI) contract with the U.S. Department of Defense and shipments of wireless antennas and cellular switch products mostly for the U.S. PCS and cellular markets.

Cost of  services  was  $110.5  million  for the third  quarter  and $313.6 million for the first nine months of 1996, which were 19% and 24% higher than the respective periods last year. The increase in costs was primarily attributable to increased sales in Technology Services and CIV, and the contingency reserve established in the regulated business.
                                Page 2 of 5

Depreciation and  Amortization  was $41.6  million in the third quarter and
     $117.8 million for the first three quarters which was 12% and 9%, respectively, higher than the comparable periods of last year. These increases relate to increased depreciation associated with satellites placed in service during the past 12 months in the Inmarsat and INTELSAT systems and the continued expansion in International Ventures.

Operating Income for the telecommunications businesses for the third quarter was $33.4 million which was 23% higher than last year, excluding the third quarter 1995 restructure reserve. For the first nine months of 1996 operating income for the telecommunications businesses was $92.9 million or 6% below the same period last year, excluding the third quarter restructuring reserve. The improvement in the third quarter was primarily related to improvements in CIV and Technology Services and included royalties of $7.8 million resulting from a patent agreement. These improvements were offset in part by lower operating income in Mobile Communications and World Systems. Mobile Communications decrease was primarily the result of lower revenues and World Systems decline was due to the lower rate base as a result of the launch failure of the INTELSAT 708 satellite. The year-to-date decrease was caused by declines in Mobile Communications and World Systems partially offset by improvements in Technology Services and International Ventures.


Ascent Entertainment Group (Ascent)
-----------------------------------

Ascent will release its operating results on Friday, October 18th and will include the following:

     Revenues for the third quarter were $33.9 million as compared to $37.5 million for the same period last year. For the first nine months of 1996, revenues were $152.6 million, an increase of $18.3 million over last year.

     EBITDA for the third quarter was $9.8 million, $2.8 million above the third quarter of 1995. Year-to-date EBITDA was $30.7 million, $3.0 million below the comparable period last year.


COMSAT Consolidated
-------------------

General and Administrative expenses for the third quarter were $5.8 million or 2.5% of revenues, as compared to 2.9% for the comparable period of last year. For the year-to-date, general and administrative expenses were $18.4 million or 2.6% of revenues, as compared to 2.7% for the same period of 1995.

Research and Development expenses for the third quarter were $6.1 million or 2.6% of revenues, as compared to 2.1% for the comparable period of last year. For the year-to-date, research and development expenses were $16.9 million or 2.4% of revenues, which percentage is unchanged from 1995.

Interest and Other Income/Expense for the third quarter was $6.3 million better than the same period last year principally due to the minority interest in Ascents losses, a gain on the partial sale of an investment at Ascent and non-recurring charges in the third quarter of 1995. Year-to-date interest and other income (expense) was improved by $1.0 million primarily for the reasons stated for the quarterly variance offset by dividend payments in the first half of 1996 on the Monthly Income Preferred Securities (MIPS). The MIPS were not issued until the second half of 1995.

Interest Expense, Net of Amounts Capitalized for the third quarter and first nine months of 1996 was $2.2 million and $2.3 million worse than the comparable periods of last year, respectively, primarily as a result of a reduction in the amount of interest capitalized on satellite projects. This was caused by the completion of several satellite projects.

Income Tax Expense in the third  quarter was  adjusted to a higher  accrual
     rate  to  reflect  an  increase  in   non-deductible   expenses.   The
     year-to-date accrual rate is unchanged as compared to last year.

Net Income for the third quarter was $5.0 million which was $20.7 million higher than for the same period last year. Year-to-date net income was $20.1 million, $0.8 million below last year. Excluding the provision for restructuring recorded in the third quarter of 1995, income for third quarter improved $7.5 million and income for the first nine months of 1996 declined $14.0 million.

Earnings per Share for the third quarter were $0.10, which was $0.43 better than the same period last year. Year-to-date earnings per share were $0.41 versus $0.44 for last year. Excluding the provision for restructuring, earnings per share for the third quarter were $0.15 better than last year and year-to-date earnings per share were $0.30 below the comparable period of last year.

Weighted Average  Shares  Outstanding  at the end of the third quarter were
     49.1 million, approximately 1.7 million higher than the end of the third quarter of 1995.

CASH AND LIQUIDITY
------------------

Cash and Equivalents decreased $104 million during the first nine months of
     1996.   Cash  was  used   primarily  for  capital   expenditures   and
     investments.

ShortTerm  Borrowings  and current  maturities of long-term  debt increased
     $70 million during the first nine months of 1996 and were primarily used by Ascent to fund installation of new hotel room entertainment systems at On Command Video, movie production costs at Beacon Communications and working capital needs.

Long Term Debt has declined slightly during the first nine months of 1996.

                          Telecom EBITDA Summary
                         ($ millions, unaudited)



                                        1996                                    1995
                                        ----                                    ----
                           1st Qtr     2nd Qtr     3rd Qtr         1st Qtr     2nd Qtr     3rd Qtr
                          ---------------------------------       ---------------------------------

World Systems              $47.2       $46.9       $47.7           $49.5       $48.5       $48.9

Mobile                      23.3        22.2        18.9            22.0        27.7        23.7

Ventures                    (0.9)       (1.5)        0.3            (1.8)       (2.7)       (5.1)

Technology                   5.3         6.9        15.4             4.3         8.2         2.6

Other                       (8.1)       (5.6)       (7.3)           (5.8)       (7.0)       (6.0)
                          ---------------------------------       ---------------------------------
     Telecom EBITDA        $66.8       $68.9       $75.0           $68.2       $74.7       $64.1
                          =================================       =================================


Note:  Third quarter 1995 is exclusive of restructuring charges.


                            COMSAT CORPORATION
                CONSOLIDATED INCOME STATEMENTS (UNAUDITED)
                 (In millions, except per share amounts)


                                                          For the Quarters Ended                 For the Nine Months Ended
                                                               September 30,                           September 30,
                                                          ----------------------                 -------------------------
                                                           1996            1995                  1996               1995
                                                          ------          ------                ------             ------

Revenues                                                  $229.8          $203.9                $707.8             $622.6
                                                          ------          ------                ------             ------

Operating expenses:
     Cost of services                                      133.1           121.2                 431.1              347.6
     Depreciation and amortization                          58.6            51.9                 166.7              148.1
     Research and development                                6.1             4.3                  16.9               15.0
     General and administrative                              5.8             5.8                  18.4               16.5
     Merger and integration costs                              -               -                     -                  -
     Provision for restructuring                               -            20.1                     -               20.1
                                                          ------          ------                ------             ------
     Total operating expenses                              203.6           203.3                 633.1              547.3
                                                          ------          ------                ------             ------

Operating income                                            26.2             0.6                  74.7               75.3

Gain on sale of minority interest                              -               -                     -                  -
Interest and other income (expense), net                     0.2            (6.0)                 (2.3)              (3.3)
Interest expense, net of amounts capitalized               (12.6)          (10.4)                (31.9)             (29.6)
                                                          ------          ------                ------             ------

Income (loss) before taxes                                  13.8           (15.8)                 40.5               42.4

Income tax benefit (expense)                                (8.8)            0.2                 (20.4)             (21.4)
                                                          ------          ------                ------             ------
Net income (loss)                                           $5.0          ($15.6)                $20.1              $21.0
                                                          ======          ======                ======             ======
Earnings (loss) per share                                  $0.10          ($0.33)                $0.41              $0.44
                                                          ======          ======                ======             ======
Average shares                                              49.1            47.5                  49.0               47.9


                             COMSAT CORPORATION
             OPERATING RESULTS BY BUSINESS SEGMENT (UNAUDITED)
                               (In millions)


                                                      1995                                            1996
                                    ----------------------------------------          --------------------------------
                                      QTR 1   QTR 2   QTR 3   QTR 4   TOTAL             QTR 1   QTR 2   QTR 3   TOTAL
                                    ----------------------------------------          --------------------------------

Revenues
--------

International Communications
     World Systems                   $62.7   $63.0   $62.9   $66.1   $254.7            $65.6   $67.5   $67.1   $200.2
     Mobile Communications            47.1    46.1    47.5    39.7    180.4             42.6    39.3    38.4    120.3
     International Ventures            7.9     8.2     9.7    11.9     37.7             11.9    12.4    15.5     39.8
                                    ----------------------------------------          --------------------------------
Total International Communications   117.7   117.3   120.1   117.7    472.8            120.1   119.2   121.0    360.3

Technology Services                   46.8    48.1    50.9    60.1    205.9             61.6    70.4    83.0    215.0

Entertainment                         47.4    49.3    37.6    57.2    191.5             69.6    49.1    33.9    152.6

Eliminations and other                (4.0)   (3.9)   (4.7)   (5.5)   (18.1)            (5.6)   (6.4)   (8.1)   (20.1)
                                    ----------------------------------------          --------------------------------

Total revenues                      $207.9  $210.8  $203.9  $229.5   $852.1           $245.7  $232.3  $229.8   $707.8
                                    ========================================          ================================


                                                      1995                                            1996
                                    ----------------------------------------          --------------------------------
                                      QTR 1   QTR 2   QTR 3   QTR 4   TOTAL             QTR 1   QTR 2   QTR 3   TOTAL
                                    ----------------------------------------          --------------------------------

Operating income (loss)
-----------------------

International Communications
     World Systems                   $27.6   $26.7   $26.8   $27.5   $108.6            $25.4   $24.0   $24.2    $73.6
     Mobile Communications            12.6    17.6    13.3    10.0     53.5             13.7    11.2    7.2      32.1
     International Ventures           (3.4)   (4.6)   (7.0)   (5.7)   (20.7)            (3.8)   (4.6)   (3.     (12.1)
                                    ----------------------------------------          --------------------------------
Total International Communications    36.8    39.7    33.1    31.8    141.4             35.3    30.6    27.7     93.6

Technology Services                    2.6     6.5     0.6     4.3     14.0              3.4     5.1     13.     22.0

Entertainment                         (3.2)    6.3    (6.4)  (12.1)   (15.4)            (4.2)   (6.9)   (7.1    (18.2)
                                    ----------------------------------------          --------------------------------

Total segment operating income        36.2    52.5    27.3    24.0    140.0             34.5    28.8    34.1     97.4

General and administrative expenses   (4.9)   (5.8)   (5.8)   (3.4)   (19.9)            (7.1)   (5.5)   (5.8)   (18.4)

Merger and integration costs             -       -       -       -        -                -       -       -       -

Provision for restructuring              -       -   (20.1)      -    (20.1)               -       -       -       -

Other                                 (1.5)   (1.8)   (0.8)   (0.3)    (4.4)            (1.6)   (0.6)   (2.1)   (4.3)
                                    ----------------------------------------          --------------------------------

Total operating income               $29.8   $44.9    $0.6   $20.3    $95.6            $25.8   $22.7   $26     $74.7
                                    ========================================          ================================

                            COMSAT CORPORATION
                   CONDENSED BALANCE SHEETS (UNAUDITED)
                               (In millions)

                                             September 30,           December 31,
                                                 1996                   1995
                                             -------------           ------------

Current assets:

     Receivables                                    $278.0                 $234.5

     Other current assets                             99.5                  191.3
                                                  --------               --------
     Total current assets                            377.5                  425.8
                                                  --------               --------


Property in service, net                           1,312.9                1,165.8

Property under construction                          247.4                  362.3

Other assets                                         474.9                  360.4
                                                  --------               --------
     Total assets                                 $2,412.7               $2,314.3
                                                  ========               ========

Current liabilities:

     Current notes payable                           $81.6                  $11.7

     Other current liabilities                       198.4                  192.8
                                                  --------               --------
     Total current liabilities                       280.0                  204.5
                                                  --------               --------

Long-term debt                                       660.1                  664.6

Other noncurrent liabilities                         334.6                  313.7

Minority interest                                    291.6                  292.1

Stockholders' equity                                 846.4                  839.4
                                                  --------               --------
     Total liabilities & stockholders' equity     $2,412.7               $2,314.3
                                                  ========               ========